Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Neil Berkman, Investor Relations, 310-826-5051, nberkman@berkmanassociates.com

Larry Gerdes, CEO, 678-808-0600, larry.gerdes@trcr.com

Lance Cornell, CFO, 678-808-0600, lance.cornell@trcr.com

January 28, 2010

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND REPORTS RESULTS FOR THE FOURTH

QUARTER OF 2009 – REVENUE GROWS 67%

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), a leading provider of medical transcription services to the U.S. healthcare market, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2009.

Fourth Quarter Results

Revenue for the fourth quarter of 2009 increased 67% to a record $21,377,000 compared to $12,833,000 for the fourth quarter of 2008. Acquisitions completed during 2009 contributed revenue of $6,814,000 for the fourth quarter of 2009. Net income for the fourth quarter of 2009 was $1,590,000, or $.17 per diluted share, at an effective income tax rate of 39%. Net income for the fourth quarter of 2009 included a charge of $735,000, or $.05 per diluted share, representing contingent consideration (earn-outs) on 2009 acquisitions in excess of amounts previously estimated. The Company does not anticipate any additional material adjustments to contingent consideration payable for its 2009 acquisitions. Adjusting for this charge, non-GAAP net income increased 38% to $2,051,000, or $.22 per diluted share for the fourth quarter of 2009 compared to $1,489,000, or $.17 per diluted share, for the fourth quarter of 2008 (see table below for a reconciliation of non-GAAP to GAAP financial measures). The effective income tax rate for the fourth quarter of 2008 was 35%.

Gross profit increased 53% to $7,289,000, or 34% of revenue, for the fourth quarter of 2009 compared to $4,769,000, or 37% of revenue, for the fourth quarter of 2008. Excluding the impact of the August 31, 2009 acquisition of Medical Dictation Services, Inc. (“MDSI”), gross profit was 36% of revenue for the fourth quarter of 2009. The 2010 integration plan for MDSI – as with all of Transcend’s acquisitions – includes the conversion of a portion of the acquired business to Transcend’s BeyondTXT platform, leveraging speech recognition technology to improve profitability.

Operating income increased 20% to $2,736,000 for the fourth quarter of 2009 compared to $2,283,000 for the fourth quarter of 2008. Adjusting for the $735,000 contingent consideration charge, non-GAAP operating income for the fourth quarter of 2009 increased 52% to $3,471,000, or 16% of revenue (see reconciliation table below).

Transcend completed a follow-on offering of its common stock in December 2009, raising $27,232,000 after the underwriter’s discount but before transaction expenses. The Company used a portion of the proceeds to reduce indebtedness and ended 2009 with $27,732,000 of cash, cash equivalents and short-term investments and $2,899,000 of debt outstanding (including $2,055,000 related to seller notes from acquisitions). The Company issued 1,725,000 shares of common stock in the offering, increasing the total number of shares outstanding to 10,477,000 as of December 31, 2009.

2009 Results

Results for the year ended December 31, 2009 include the post-acquisition operations of MDSI, TRS and DeVenture, which were acquired by Transcend on August 31, April 1 and January 1, 2009, respectively.

For the year ended December 31, 2009, revenue increased 47% to $71,764,000 compared to $48,696,000 in 2008. Excluding $15,432,000 of revenue from the Company’s three 2009 acquisitions, revenue increased 16% in 2009 compared to 2008.

Gross profit for 2009 increased 42% to $25,321,000, or 35% of revenue, compared to $17,844,000, or 37% of revenue, for 2008. Excluding the impact of the August 31, 2009 MDSI acquisition, gross profit was 36% of revenue for 2009.

Operating income was $11,083,000 for 2009 compared to $8,947,000 for 2008. Excluding the effect of the $735,000 contingent consideration charge described above, non-GAAP operating income increased 32% to $11,818,000, or 16% of revenue (see reconciliation table below).

Including acquisition-related transaction costs of $269,000 and the effect of the $735,000 contingent consideration charge mentioned above, net income for 2009 was $6,759,000, or $0.75 per diluted share. On a non-GAAP basis, excluding the contingent consideration charge, net income increased 25% to $7,220,000, or $0.80 per diluted share (see reconciliation table below). For 2008, net income was $5,768,000, or $0.65 per diluted share. The effective income tax rate was 37% for 2009 and 36% for 2008. The Company currently expects the effective income tax rate for 2010 to be in the 37%-39% range.

Operations Review and Outlook

“Effective integration of acquisitions is one key to profitability improvement,” said Chief Financial Officer Lance Cornell. “We generally expect operating margins from our acquired businesses to be lower than our overall operating margins until we gradually convert a portion of the acquired business to our BeyondTXT platform. The DeVenture conversions are complete. We expect to complete the TRS conversions during the first quarter of 2010 and the MDSI conversions by the end of 2010. In the meantime, we are evaluating opportunities for additional acquisitions in the future.”

“Our primary operational goal continues to be to provide industry-leading service to our customers,” said President and Chief Operating Officer Sue McGrogan. “We are also focused on improving profitability by increasing our use of speech recognition technology and offshore resources.” McGrogan noted that speech recognition technology was used to edit 67% of Transcend’s BeyondTXT volume in the fourth quarter of 2009, up from 54% in the fourth quarter of 2008. Offshore processing accounted for 16% of total volume in the fourth quarter of 2009, down from 19% in the fourth quarter of 2008 due to the impact of the MDSI acquisition, which uses 100% domestic resources. “Our goal is to increase the percentage of total volume processed offshore to 25-30% over the next two or three years,” McGrogan said.

Leo Cooper, Executive Vice President of Sales and Marketing, added, “We estimate that sales closed during the fourth quarter will generate between $2.4 million and $3.0 million of annual revenue once fully implemented. We are gradually expanding the sales force in 2010. In January, we hired a senior level individual to focus on large hospital system sales and we plan to add one or two additional regional sales managers over the course of the year.”

“Our solid fourth quarter results and successful follow-on offering capped a year of tremendous progress at Transcend. Transcend’s annual revenue run rate reached $85.5 million in the fourth quarter based on annualized fourth quarter revenue, not including the positive impact of recent sales or potential future acquisitions,” concluded Larry Gerdes, Chief Executive Officer.

Table to Reconcile GAAP Results to Non-GAAP Results

In Thousands, Except Per Share Amounts

	Quarter Ended December 31, 2009			Year Ended December 31, 2009
	Non-GAAP Results*	Contingent Consideration	GAAP Results	Non-GAAP Results*	Contingent Consideration	GAAP Results
Operating Income	$3,471	$(735)	$2,736	$11,818	$(735)	$11,083
Income Before Income Taxes	3,361	(735)	2,626	11,531	(735)	$10,796
Income Taxes	1,310	(274)	1,036	4,311	(274)	4,037
Net Income	$2,051	$(461)	$1,590	$7,220	$(461)	$6,759
Weighted Average Shares Outstanding - Diluted	9,417	9,417	9,417	9,025	9,025	9,025
Diluted Earnings Per Share	$.22	$(.05)	$.17	$.80	$(.05)	$.75

*	Excludes contingent consideration charge

Conference Call

Transcend will host a conference call regarding this press release for investors, analysts and other interested parties on January 28, 2010 at 11:00 a.m. ET. To participate in the conference call, please dial (800) 815-8193 (the US/Canada dial-in number) or (706) 643-2724 (the international dial-in number), enter the conference identification number 50832416 and, if asked, identify the conference name as Transcend Services and the leader name as Larry Gerdes. A replay of the conference call will be available by dialing (800) 642-1687 (US/Canada) or (706) 645-9291 (international) and entering the conference identification number 50832416 from two hours after the completion time of the conference call until midnight on February 5, 2010.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing. For more information, visit www.transcendservices.com.

Statement Regarding Use of Non-GAAP Financial Measures

The Company has used non-GAAP financial measures of operating income, income before income taxes, net income and earnings per diluted share in this earnings release and anticipates using some or all of these measures in today’s earnings conference call. These measures should not be considered in isolation or as a substitute for GAAP operating income, income before income taxes, net income, earnings per diluted share or other performance measures prepared in accordance with GAAP. The Company used these non-GAAP measures of operating performance because it allowed us to more easily compare past performance consistently over various periods and improves our ability to assess future performance. A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Safe Harbor Statement

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results, financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, extraordinary expenses, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, challenges encountered in integrating acquired businesses, increased regulatory burdens, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, adverse general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the website of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.

(Unaudited Financial Statements Follow)

TRANSCEND SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Rounded to the nearest thousand, except earnings per share)

	Three months ended December 31,		Twelve months ended December 31,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008
Revenue	$21,377,000	$12,833,000	$71,764,000	$48,696,000
Direct costs	14,088,000	8,064,000	46,443,000	30,852,000

Gross profit	7,289,000	4,769,000	25,321,000	17,844,000

Operating expenses:
Sales and marketing	407,000	332,000	1,651,000	1,130,000
Research and development	392,000	302,000	1,507,000	1,065,000
General and administrative	2,573,000	1,635,000	8,978,000	5,880,000
Acquisition contingent consideration	735,000	—	735,000	—
Depreciation and amortization	446,000	217,000	1,367,000	822,000

Total operating expenses	4,553,000	2,486,000	14,238,000	8,897,000

Operating income	2,736,000	2,283,000	11,083,000	8,947,000
Interest and other expense (income), net	110,000	—	287,000	3,000

Income before income taxes	2,626,000	2,283,000	10,796,000	8,944,000
Income taxes	1,036,000	794,000	4,037,000	3,176,000

Net income	$1,590,000	$1,489,000	$6,759,000	$5,768,000

Basic earnings per share:
Net earnings per share	$0.18	$0.18	$0.78	$0.68

Weighted average shares outstanding	8,910,000	8,449,000	8,613,000	8,448,000

Diluted earnings per share:
Net earnings per share	$0.17	$0.17	$0.75	$0.65

Weighted average shares outstanding	9,417,000	8,798,000	9,025,000	8,814,000

TRANSCEND SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(Rounded to the nearest thousand)

	December 31, 2009 (unaudited)	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$25,732,000	$12,282,000
Short term investments	2,000,000	—
Accounts receivable, net of allowance for doubtful accounts of $96,000 and $99,000 at December 31, 2009 and December 31, 2008, respectively	9,500,000	5,929,000
Deferred income tax, net	317,000	288,000
Prepaid income tax	64,000	—
Prepaid expenses and other current assets	252,000	332,000

Total current assets	37,865,000	18,831,000

Property and equipment, net	2,015,000	1,684,000
Intangible assets, net	29,335,000	4,982,000
Deferred income tax, net	—	519,000
Other assets	173,000	79,000

Total assets	$69,388,000	$26,095,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,384,000	$981,000
Accrued compensation and benefits	2,296,000	1,704,000
Revolving promissory note	—	4,000
Promissory note to related party	2,000,000	—
Promissory notes payable	899,000	477,000
Other accrued liabilities	2,210,000	672,000

Total current liabilities	8,789,000	3,838,000

Long term liabilities:
Promissory notes payable	—	238,000
Deferred income tax, net	1,083,000	—
Other liabilities	159,000	169,000

Total long term liabilities	1,242,000	407,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 2,000,000 shares authorized and no shares outstanding at December 31, 2009 and December 31, 2008	—	—
Common stock, $0.05 par value; 15,000,000 shares authorized at December 31, 2009 and December 31, 2008; 10,477,000 and 8,451,000 shares issued and outstanding at December 31, 2009 and December 31, 2008, respectively	524,000	423,000
Additional paid-in capital	61,086,000	30,439,000
Retained deficit	(2,253,000)	(9,012,000)

Total stockholders’ equity	59,357,000	21,850,000

Total liabilities and stockholders’ equity	$69,388,000	$26,095,000